UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO ss. 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO ss. 240.13d-2

                               (Amendment No. 1)*

                          Sucampo Pharmaceuticals, Inc.
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                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    864909106
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                                 (CUSIP Number)

                                December 3, 2010
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)

|_| Rule 13d-1(c)

|X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No. 864909106                   13G                      Page 2 of 6 Pages
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================================================================================
    1       NAMES OF REPORTING PERSONS
            Astellas Pharma Inc.
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (SEE INSTRUCTIONS)                                           (a) |_|
                                                                         (b) |_|
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Japan
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                                          5     SOLE VOTING POWER
              NUMBER OF                                0
               SHARES                     --------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER
              OWNED BY                                  0
                EACH                      --------------------------------------
              REPORTING                   7     SOLE DISPOSITIVE POWER
               PERSON                                   0
                WITH                      --------------------------------------
                                          8     SHARED DISPOSITIVE POWER
                                                        0
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     0
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                               |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
================================================================================


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CUSIP No. 864909106                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------

Item 1(a)   Name of Issuer:

            Sucampo Pharmaceuticals, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            4520 East-West Highway, Suite 300
            Bethesda, Maryland 20814

Item 2(a)   Name of Person Filing:

            Astellas Pharma Inc.

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            3-11, Nihonbashi-Honcho 2-chome
            Chuo-ku, Tokyo 103-8411
            Japan

Item 2(c)   Citizenship:

            Japan

Item 2(d)   Title of Class of Securities:

            Class A Common Stock

Item 2(e)   CUSIP No.:

            864909106

Item 3 If this statement is filed pursuant to ss.ss. 240 13d-1(b), or 240 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.


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CUSIP No. 864909106                   13G                      Page 4 of 6 Pages
-------------------                                            -----------------

Item 4    Ownership:

(a)   Amount beneficially owned:

      This is an exit filing with respect to Astellas Pharma Inc. As of December 3, 2010, Astellas Pharma Inc. ceased to beneficially own any shares of Class A Common Stock.

(b)   Percent of class: 0%

(c)   Number of shares as to which such person has:

      (i) Sole power to vote or to direct the vote: 0

      (ii) Shared power to vote or to direct the vote: 0

      (iii) Sole power to dispose or to direct the disposition of: 0

      (iv) Shared power to dispose or to direct the disposition of: 0

Item 5    Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6    Ownership of More Than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
          Person:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of


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CUSIP No. 864909106                   13G                      Page 5 of 6 Pages
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changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 864909106                   13G                      Page 6 of 6 Pages
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:  December 3, 2010

                               ASTELLAS PHARMA INC.


                               By:   /s/  Yasumasa Masuda
                                     -------------------------------------------
                                     Corporate Executive V.P., Corporate Finance
                                     & Control